Exhibit 19

CP NO. A11
PAGE 1 of 11
CORPORATE POLICY		DATE 10/28/25
Subject:	Insider Trading	SUPERSEDES See Below
REVISION General

Supersedes	CP A11, Insider Trading, dated 8/24/23

Revision Type	General - extensive changes that significantly alter purpose, process flow or responsibilities and constitute a majority of the document. See CO A101 for more clarification.

Process Owner	Primary Responsibility – President and Chief Executive Officer Functional Responsibility – Corporate Vice President, Associate General Counsel and Secretary

Authorization
This document is authorized by the President and Chief Executive Officer (“CEO”) for a period of three years. At the end of this period, this document must be reauthorized by the CEO in accordance with CO A101, Huntington Ingalls Industries Corporate Command Media.

Policy Statement
It is the policy of Huntington Ingalls Industries, Inc. and its subsidiaries (collectively, the “Company” or “HII”) that all employees, officers and members of the board of directors (each, a “Covered Person”) comply fully with all applicable federal securities laws and avoid even the appearance of improper trading.

The federal securities laws prohibit trading in securities of publicly traded companies while aware of Material Nonpublic Information (as defined below) or tipping such information to others. This Insider Trading Policy (“Policy”) is intended to prevent insider trading and assist Covered Persons in complying with applicable legal requirements and their obligations to the Company. While this Policy does not apply to transactions by the Company itself, it is the Company’s policy to comply with all applicable federal securities laws, including those relating to insider trading.

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Exhibit 19

Policy Statement (continued)

This Policy applies to Covered Persons and to a Covered Person’s Family Members and Controlled Entities (each, as defined below, and, collectively “Related Parties”). Covered Persons are responsible for ensuring that they and their Related Parties comply with this Policy.

Violations of this Policy are viewed seriously. In addition to possible personal administrative, civil and criminal liability, such violations are grounds for disciplinary action, including termination, whether or not the failure to comply results in a violation of the law.

Definitions	Acronym or Term	Definition
	Controlled Entities	Any corporation, limited liability company, partnership, trust or other entity controlled by a Covered Person (as defined below) or Family Member (as defined below) of a Covered Person.
Designated Person
Members of the board of directors, vice presidents, director-level employees and certain other employees designated by the Corporate Vice President and Secretary, or designee, from time to time. The Corporate Vice President and Secretary, or designee, will notify those other employees designated as Designated Persons.

Family Members
All family members of a Covered Person who share the same address as, or are financially dependent on, the Covered Person and any other person who shares the same address as the Covered Person (other than (i) an employee or tenant of the Covered Person or (ii) another unrelated person whom the Corporate Vice President and Secretary determines should not be covered by this Policy).

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Definitions (continued)	Acronym or Term	Definition
Material Nonpublic Information
Information that (i) a reasonable investor would likely consider important in deciding whether to purchase, sell or hold a security and (ii) has not been made available to the general public by means of a press release, filing with the Securities and Exchange Commission (“SEC”), public conference call or webcast or other broad public disclosure for a reasonable period of time to allow the market sufficient time to react to the information.

Examples of material information may include, but are not limited to, the following:

•earnings information, including projections and guidance, financial results or other significant financial information;
•significant information regarding the business or operations, including information regarding major contracts, customers or suppliers;
•significant changes in senior management or the board of directors;
•changes in independent auditors or notification that a company may not rely on an audit report;
•information about a current, proposed or pending acquisition, disposition, merger, tender offer, joint venture or other significant transaction;
•major new technologies, products, designs or discoveries;
•significant developments in labor negotiations;
•significant compliance, cybersecurity or other incidents or breaches;
•bankruptcy or liquidity concerns or developments; and
•significant actual, pending or threatened legal proceedings, investigations or regulatory matters, including developments related thereto.

The above list is illustrative only and is not an exhaustive list of “material” information for purposes of this Policy.

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Definitions (continued)	Acronym or Term	Definition
Material Nonpublic Information (Cont’d)
Both positive and negative information can be material and it could include information about the Company, a customer, supplier, or another company.

Regulators, courts and others often will view the materiality of information with the benefit of hindsight, meaning that they will consider subsequent events or developments when determining whether information was material at the time of a trade. When in doubt, Covered Persons should always err on the side of deciding that information is material and refrain from trading.

Information generally should be considered nonpublic until the end of the business day following public disclosure. Thus, if the Company discloses Material Nonpublic Information before the market opens on a Monday, a Covered Person should not trade until Tuesday (one full trading day after the Company’s release). If, however, the Company discloses Material Nonpublic Information after the market opens on Monday, a Covered Person should not trade until Wednesday (one full trading day after the Company’s release). In each such case, trading may only occur following public release of the information if the Covered Person is not aware of any other Material Nonpublic Information following such release.

	Person	A natural person, corporation, limited liability company or two or more persons acting as a partnership, limited partnership, syndicate or other group.
	Securities	Includes common stock, preferred stock, bonds, debentures, derivative securities (like put and call options) and other marketable securities.
Trading
The purchase or sale of securities or any other transaction involving a company’s securities, including option exercises, elections to begin, terminate, increase or decrease purchases of a company’s securities in a retirement or employee savings plan, transfers into or out of a company’s securities held in a retirement or employee savings plan, or other changes to an individual’s ownership of securities, including by way of gift, charitable donation or exchange, except for the transactions exempt from the restrictions set forth in this Policy.

HII Proprietary

Exhibit 19

Policies

No Trading or Tipping While Aware of Material Nonpublic Information

Except as set forth under “Exemptions from Trading Restrictions,” while aware of Material Nonpublic Information about the Company, Covered Persons may not:
•Purchase or sell any HII securities, or otherwise trade in HII securities or make certain elections or take other actions that impact the HII stock fund as an investment option under any HII savings plan (as further discussed below);
•Recommend that others buy, sell or engage in any other transaction involving HII securities; or
•Communicate such information to others, except in accordance with applicable Company policies and procedures.
These restrictions also apply to the securities of, and information regarding, a customer or supplier or any other company about which the Covered Person is aware of Material Nonpublic Information due to the Covered Person’s relationship with the Company. If an individual or entity ceases to be a Covered Person or Related Party at a time when such individual or entity is aware of Material Nonpublic Information concerning the Company, the restrictions on trading set forth in this section shall continue to apply until that information has become public or is no longer material.

Transactions under HII Savings Plans. The restrictions on trading while aware of Material Nonpublic Information also apply to certain elections and other transactions affecting balances in, or contributions into or out of, the HII stock fund within any Company defined contribution or savings plan (collectively, a “savings plan”), including

•an election to have future contributions to any HII savings plan invested in the HII stock fund, or any cancellation of, or change in, such election;
•any change in the percentage of periodic contributions that will be invested in a HII savings plan, if a portion of the deferral will be invested in the HII stock fund;
•a reallocation of balances that impacts the HII stock fund balance in any HII savings plan;
•an election to utilize the automatic rebalancing option under a HII savings plan;
•transfers of any amount into, or out of, the HII stock fund;
•liquidating some or all of the investment in the HII stock fund
•borrowing money if the loan will be funded through the liquidation of any portion of the HII stock fund balance; and
•prepaying a savings plan loan if the prepayment results in the allocation of proceeds to the HII stock fund.

HII Proprietary

Exhibit 19

Policies, Continued

Pre-Approval and Other Requirements for Designated Persons

Designated Persons are required to follow additional trading and other pre-approval requirements in order to trade in HII securities. Family Members and Controlled Entities of Designated Persons also must follow these pre-approval procedures.

Window Periods. Designated Persons may trade in HII securities only (1) during an open window period (as described below) and (2) after receiving written approval from the Corporate Vice President and Secretary, or designee, in accordance with the pre-approval procedures set forth below, unless the transaction is exempt as provided under “Exemptions from Trading Requirements” below.

The window period typically begins on the second business day following the date of release of the Company’s quarterly or annual earnings and ends on the 30th calendar day following the release date. If, however, the 30th calendar day falls on a non-trading day (i.e., a Saturday, Sunday or New York Stock Exchange holiday), the window period will close at the end of the next full trading day. The Corporate Vice President and Secretary will provide written notice regarding the opening of the window period.

All time periods outside of an open window period are “blackout periods” during which Designated Persons may not trade in HII securities, other than as set forth under “Exemptions from Trading Requirements.”

From time to time, the Company may prohibit trading in HII securities by certain or all directors, officers, or employees due to Material Nonpublic Information or other developments that are reasonably likely to impact the price of HII securities. The Office of the Corporate Secretary will notify those subject to the additional special blackout period requirements. Such individuals are prohibited from trading in HII securities and disclosing to others the fact that they are prohibited from trading. These individuals are prohibited from trading until the trading restriction is lifted.

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Policies, Continued

Pre-Approval and Other Requirements for Designated Persons (continued)
Pre-Approval Procedures. Designated Persons must request prior approval to engage in a transaction involving HII securities, including transactions under any HII savings plan as set forth in “Transactions under HII Savings Plans” above, unless the transaction is exempt as set forth under “Exemptions from Trading Restrictions” below. Designated Persons also must request prior approval to enter into or modify a Rule 10b5-1 Plan (as defined below) as set forth in “Rule 10b5-1 Plans” below.

To request approval, Designated Persons must submit a trading request form (Form C-145, Request to Engage in Transactions Involving HII Securities) during an open window period to the Corporate Vice President and Secretary. Completed stock trade request forms should be submitted at least two business days in advance of a proposed trade to allow sufficient time to review the request and complete the pre-approval procedures.

After receiving written approval from the Corporate Vice President and Secretary, or designee, a Designated Person may trade in HII securities for the time period indicated in the approval notification (not to exceed three business days), provided he or she does not become aware of Material Nonpublic Information. If an approved trade has not been completed within three business days (or such shorter period of time as indicated in the approval notification), the Designated Person must refrain from trading and request pre-approval of the trade again prior to execution. Notwithstanding pre-approval, if a Designated Person becomes aware of Material Nonpublic Information or an open window period closes or a special blackout period commences before the trade is effected, the trade may not be completed.

The Company is not obligated to approve requested trades or to do so within a certain time period. Approval by the Corporate Vice President and Secretary, or designee, is not legal advice, and approval does not relieve a Designated Person of their own obligation to ensure compliance with this Policy and applicable law, including to refrain from trading while aware of Material Nonpublic Information.

The Corporate Vice President and Secretary will provide any other details of the pre-approval procedures to Designated Persons on a quarterly basis. The pre-approval procedures are subject to change.

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Policies, Continued

Additional Prohibited Transactions for Designated Persons
To ensure compliance with applicable legal requirements and avoid even the appearance of improper trading, Designated Persons are prohibited from engaging in any of the following activities:

•Entering into any margin transaction involving Company securities;
•Pledging, or otherwise granting a security interest in, Company securities as collateral for a loan or other transaction;
•Engaging in short sales of Company securities (i.e., selling stock you do not own and borrowing the shares to make delivery);
•Buying or selling puts, calls, options or other derivatives involving Company securities; or
•Engaging in hedging transactions involving Company securities, such as zero cost collars, forward contracts, equity swaps or similar transactions.

Section 16 Insiders

Members of the board of directors and certain elected officers (collectively, “Section 16 Insiders”) are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are required to file Form 3s, 4s and 5s, as applicable, following transactions in Company securities. Section 16 Insiders must notify the Corporate Vice President and Secretary of any transaction in Company securities not later than one business day following the transaction. The notification must include the type of transaction, the date of the transaction, the number of shares traded, the purchase or sale price and whether the transaction was made pursuant to a Rule 10b5-1 Plan.

Section 16 Insiders also are subject to possible liability for short-swing profits as a result of selling any Company securities during the six-month period following a purchase of Company securities, or purchasing any Company securities during the six-month period following a sale of Company securities. This includes Company securities that the Section 16 Insider acquires directly or indirectly or over which the Section 16 Insider exercises control or direction.

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Exhibit 19

Policies, Continued

Exemptions from Trading Restrictions
The trading restrictions set forth in this Policy and pre-approval requirements for Designated Persons do not apply to the following:

•Shares Used for Tax Withholding. Shares surrendered to the Company to satisfy tax withholding obligations arising from the vesting of stock received as compensation.

•HII Savings Plans. (1) Periodic contributions of money to the HII stock fund held as an investment option in a HII savings plan and (2) automatic rebalancing of the investments held within such plan pursuant to a rebalancing election under the plan; provided such contribution and rebalancing elections were made in accordance with the requirements of this Policy.

•Rule 10b5-1 Plans. Trades pursuant to an approved written plan, contract or arrangement meeting the requirements of SEC Rule 10b5-1 (a “Rule 10b5-1 Plan”). Designated Persons may enter into a Rule 10b5-1 Plan to trade HII securities only during an open window period, when the person is not aware of any Material Nonpublic Information, and after receiving pre-approval from the Corporate Vice President and Secretary, or designee, in accordance with this Policy.

Rule 10b5-1 Plans
Designated Persons may enter into a Rule 10b5-1 Plan to trade HII securities. Rule 10b5-1 provides an affirmative defense against insider trading liability for trades that are completed pursuant to a written pre-arranged trading plan meeting the requirements of Rule 10b5-1 under the Exchange Act.

Requirements for Entry into or Modification of Rule 10b5-1 Plan. Designated Persons may enter into or modify a Rule 10b5-1 Plan (1) during an open window, (2) at a time when not aware of Material Nonpublic Information, and (3) after receiving pre-approval from the Corporate Vice President and Secretary, or designee, as set forth above.

Cooling Off Period. Trading under the Rule 10b5-1 Plan cannot begin (i) for Section 16 Insiders, until the later of (x) 90 days after the adoption of the Rule 10b5-1 Plan and (y) two business days following the Company’s filing of its Form 10-Q or Form 10-K for the quarter in which the Rule 10b5-1 Plan was adopted (the “Section 16 Insider Cooling Off Period”) and (ii) for all other Designated Persons, 30 days following the adoption of the Rule 10b5-1 Plan (the “Non-Section 16 Insider Cooling Off Period”).

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Policies, Continued

Rule 10b5-1 Plans: (continued)
If a Designated Person modifies a Rule 10b5-1 Plan to change the price, amount or timing of the trades to take place under the Rule 10b5-1 Plan, then, for Section 16 Insiders, trading under the modified Rule 10b5-1 Plan may not occur prior to the expiration of the Section 16 Insider Cooling Off Period. For all other Designated Persons, trading under the modified Rule 10b5-1 Plan may not occur prior to the expiration of the Non-Section 16 Insider Cooling Off Period. For all other modifications, the Company requires a cooling off period of at least 30 days between the modifications of a Designated Person’s Rule 10b5-1 Plan and the first trade under the modified Rule 10b5-1 Plan.

Termination of Rule 10b5-1 Plans. A Designated Person may terminate a Rule 10b5-1 Plan at any time without the consent of the Company, provided that written notice is given to the Corporate Vice President and Secretary prior to terminating the Rule 10b5-1 Plan. The Company recommends that a minimum of 30 days pass following termination of a Rule 10b5-1 Plan before executing a trade outside of the Rule 10b5-1 Plan.

Additional Requirements for Rule 10b5-1 Plans. While a Rule 10b5-1 Plan is in effect, Designated Persons may not (i) have overlapping Rule 10b5-1 Plans in effect, providing for trades executing under more than one plan at any time (unless within an applicable exception under the Exchange Act) or (ii) enter into or alter corresponding or hedging transactions or positions with respect to the HII securities subject to the Rule 10b5-1 Plan. In addition, the Designated Person may not enter into more than one single-trade Rule 10b5-1 Plan in any 12-month period.

Designated Persons also must comply with any separate instructions, processes or procedures related to Rule 10b5-1 Plans that the Company may establish from time to time.

HII Proprietary

Exhibit 19

References

Identification	Procedures: •CO A101 Huntington Ingalls Industries Corporate Command Media System •C-145 Request to Engage in Transactions Involving HII Securities

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Issued by: HII Command Media

HII Proprietary